Exhibit 99.1

Cardinal Bankshares Corporation Announces Operating Results

Floyd, VA, February 17, 2012 - Cardinal Bankshares Corporation has announced results of operations for the year ending December 31, 2011.

Cardinal ended the year with total assets of $266,160,000, an increase of $17,092,000 or 6.86% over 2010. Total deposits increased $15,426,000 or 7.11% to $232,411,000, while net loans decreased $18,552,000 or 12.72% to $127,291,000. Loan loss reserves as a percentage of total loans increased to 2.20% for 2011 as compared to 2.06% for 2010.

Net income increased for a second consecutive year, totaling $1,099,000 for 2011, an increase of 13.42% compared to 2010. Earnings per share for 2011 increased $.09 to $.72 per share, an increase of 14.28% over 2010.

The three capital ratios used to measure bank strength continue to be well in excess of the requirements necessary to be classified as well capitalized.

Leon Moore, Chairman and CEO, commented, “The Bank improved its operating results for 2011 while maintaining its track record of being well capitalized and paying a semi-annual dividend. Total assets continued to increase while growth in deposits was greater than anticipated. Loans decreased due to payoffs as rates continue to decline, with the Bank focusing on loan quality and interest rate margin.”

Moore continued, “The Bank’s solid performance was achieved during an economy which continues to be a challenge, along with increased competition and increasing regulation. As a result of hard work, dedication and focus by all the Bank’s employees, senior management and the Board we show a positive improvement in our performance, while maintaining a safe, sound, well capitalized and customer service oriented financial institution.”

In conclusion, Moore stated: “The improved operating results, along with the increase in total assets and deposits, continues to show the public support for and belief in the locally head-quartered community bank model.”

Cardinal Bankshares Corporation is a bank holding company headquartered in Floyd, Virginia, and is the parent company for Bank of Floyd. Bank of Floyd is a community bank, headquartered in Floyd, Virginia. Bank of Floyd operates seven locations in Floyd, Hillsville, Roanoke, Salem, Christiansburg, Fairlawn and Willis, Virginia. Bank of Floyd is the parent company of FBC, Inc. offering insurance services through Bankers Insurance and Virginia Title Center.

Cardinal Bankshares Corporation stock is traded over the Bulletin Board under the stock symbol CDBK.OB.

Cardinal Bankshares Corporation and Subsidiaries

Consolidated Balance Sheets

December 31, (In thousands, except share data)	(Unaudited) 2011	(Audited) 2010
Assets
Cash and due from banks	$4,255	$2,948
Interest-bearing deposits in banks	14,758	7,792
Federal funds sold	33,700	21,550

Total cash and cash equivalents	52,713	32,290

Investment securities available for sale, at fair value	57,105	42,644
Investment securities held to maturity (fair value approximates $13,662 and $14,780 at December 31, 2011 and 2010, respectively)	12,950	14,698
Restricted equity securities	592	575

Total loans	130,158	148,916
Allowance for loan losses	(2,867)	(3,073)

Net loans	127,291	145,843

Bank premises and equipment, net	2,895	3,846
Accrued interest receivable	824	954
Foreclosed assets	3,418	509
Bank owned life insurance	5,437	5,279
Other assets	2,935	2,430

Total assets	$266,160	$249,068

Liabilities and Stockholders’ Equity

Liabilities
Noninterest-bearing deposits	$32,135	$28,264
Interest-bearing deposits	200,276	188,721

Total deposits	232,411	216,985

Accrued interest payable	88	111
Other liabilities	628	85

Total liabilities	233,127	217,181

Commitments and contingencies	—	—

Stockholders’ equity
Common stock, $10 par value; 5,000,000 shares authorized; 1,535,733 shares issued and outstanding at December 31, 2011 and 2010	15,357	15,357
Additional paid-in capital	2,925	2,925
Retained earnings	14,292	13,439
Accumulated other comprehensive gain (loss)	459	166

Total stockholders’ equity	33,033	31,887

Total liabilities and stockholders’ equity	$266,160	$249,068

Cardinal Bankshares Corporation and Subsidiaries

Consolidated Statements of Income

Years ended December 31, (In thousands, except share and per share data)	(Unaudited) 2011	(Audited) 2010

Interest and dividend income
Loans and fees on loans	$8,031	$8,818
Federal funds sold	49	44
Investment securities:
Taxable	1,346	1,233
Exempt from federal income tax	679	726
Dividend income	15	19
Deposits with banks	2	7

Total interest income	10,122	10,847

Interest expense
Deposits	3,066	4,395

Total interest expense	3,066	4,395

Net interest income	7,056	6,452

Provision for loan losses	592	661

Net interest income after provision for loan losses	6,464	5,791

Noninterest income
Service charges on deposit accounts	208	194
Other service charges and fees	117	124
Net realized gains on sales of securities	115	98
Net other-than-temporary impairment on investments	(300)	—
Income on bank owned life insurance	158	164
Other income	126	103

Total noninterest income	424	683

Noninterest expense
Salaries and employee benefits	3,496	3,236
Occupancy and equipment	607	679
Legal and professional	287	157
Bank franchise tax	172	156
Data processing services	227	241
FDIC insurance premiums	303	368
Foreclosed assets, net	(33)	51
Loss on sale of premises and equipment	82	—
Other operating expense	583	632

Total noninterest expense	5,724	5,520

Income before income taxes	1,164	954
Income tax expense (benefit)	65	(15)

Net income	$1,099	$969

Basic earnings per share	$.72	$.63

Diluted earnings per share	$.72	$.63

Weighted average basic shares outstanding	1,535,733	1,535,733

Weighted average diluted shares outstanding	1,535,733	1,535,733